Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Omeros Corporation (a development-stage company) for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2010 with respect to the consolidated financial statements of Omeros Corporation (a development-stage company) for each of the three years in the period ended December 31, 2009, and for the period from June 16, 1994 (inception) to December 31, 2009, included in the Annual Report (Form 10-K) for 2009 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington August 9, 2010